                                                                       EXHIBIT 5

                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT

     THIS AMENDMENT NO. 2 TO THE RIGHTS AGREEMENT (this "Amendment") is made as of May 30, 2000, between Wesley Jessen VisionCare, Inc., a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, as rights agent (the "Rights Agent") and amends that certain Rights Agreement, dated as of November 16, 1999 (the "Rights Agreement"), as amended by Amendment No. 1 to Rights Agreement, dated as of March 19, 2000, by and between the Company and the Rights Agent. Except as otherwise indicated herein, capitalized terms used and not otherwise defined herein have the meanings ascribed to such terms in the Rights Agreement.

     WHEREAS, the Company, Novartis AG ("Novartis") and WJ Acquisition Corp., a Delaware corporation ("Sub"), which is an indirect wholly owned subsidiary of Novartis, propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, a tender offer (the "Offer") by Sub for all outstanding shares of common stock of the Company followed by a merger (the "Merger") of Sub with and into the Company; and

     WHEREAS, the Board of Directors of the Company has approved an amendment to the Rights Agreement to exempt the Offer and the Merger from terms and provisions of the Rights Agreement by adding Novartis and Sub to the definition of "Exempt Person" under the Rights Agreement.

     NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

     1. Amendment. Section 1(q) of the Rights Agreement (the definition of the term "Exempt Person") is hereby amended by (a) deleting the word "and" prior to clause (v) thereof, (b) substituting the word "and" for the period at the end of the paragraph and (c) adding the following clause to the end thereof:

     "(vi) Novartis AG and WJ Acquisition Corp."

     2. APPLICABLE LAW. ALL OF THE ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF DELAWARE.

     3. Ratification, Etc. Except as expressly modified or waived hereby, each term and provision of the Rights Agreement and the other agreements executed in connection therewith is hereby ratified and confirmed and shall continue in full force and effect. From and after the effective date, all references to the Rights Agreement shall be deemed to be references to the Rights Agreement as amended by this Amendment.

     4. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Amendment shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and written or telephonic notification of such execution and authorization of delivery thereof has been received by each party hereto.


                           *     *     *     *     *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                         WESLEY JESSEN VISIONCARE, INC.

                         By:
                              ------------------------------------
                         Its: President and Chief Executive Officer


                         AMERICAN STOCK TRANSFER & TRUST COMPANY

                         By:
                              -----------------------------------
                         Its: Vice President

                                       3